Exhibit 5.1

525 W. Monroe Street
Chicago, IL 60661-3693
312.902.5200 tel
312.902.1061 fax
www.kattenlaw.com

December 17, 2014

Meta Financial Group, Inc.
5501 South Broadband Lane
Sioux Falls, South Dakota 57108

Re:	Meta Financial Group, Inc.
Common Stock, $0.01 Par Value Per Share

Ladies and Gentlemen:

We have acted as special counsel to Meta Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the offering of shares of the Company’s common stock, $0.01 par value per share, having an aggregate gross sales price of up to $26,000,000 (the “Shares”), in accordance with the Sales Agency Agreement, dated as of December 17, 2014, by and among the Company, MetaBank, a wholly-owned subsidiary of the Company, and Sandler O’Neill & Partners, L.P. (the “Sales Agency Agreement”), pursuant to a prospectus supplement dated December 17, 2014 and the accompanying prospectus dated June 7, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s Registration Statement on Form S-3 (File No. 333-188535) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Certificate of Incorporation, as amended, as currently in effect, (iv) the Company’s Amended and Restated Bylaws, as currently in effect, (v) records of proceedings and actions of the Company’s Board of Directors (and committees appointed thereby) relating to the Registration Statement, the Prospectus and related matters, (vi) the Sales Agency Agreement, and (vii) such other instruments, documents, records and proceedings as we have deemed necessary to render the opinions contained herein. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon, without investigation or analysis of any underlying data contained therein, certificates or other comparable documents of public officials and statements and representations of officers or other appropriate representatives of the Company.

AUSTIN   CENTURY CITY   CHARLOTTE   CHICAGO   HOUSTON   IRVING   LOS ANGELES
NEW YORK   ORANGE COUNTY   SAN FRANCISCO BAY AREA   SHANGHAI   WASHINGTON, DC
LONDON: KATTEN MUCHIN ROSENMAN UK LLP
A limited liability partnership including professional corporations

Meta Financial Group, Inc.
December 17, 2014

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance, and the Shares, when issued and delivered in accordance with the Sales Agency Agreement against payment of consideration as contemplated therein, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

In connection with this opinion, we have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties, we have assumed that such parties, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the valid existence of, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties other than the Company of such documents and the validity and binding effect thereof.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the reference to our firm in the Prospectus under “Legal Matters.” In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP